Exhibit 19.1

IPC ALTERNATIVE REAL ESTATE INCOME TRUST, INC.

INSIDER TRADING POLICY

Adopted as of November 13, 2023

It is the policy of IPC Alternative Real Estate Income Trust, Inc. (the “Company”) that no director, officer, other employee, agent or representative of the Company who is aware of material non-public information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer, other employee, agent or representative of the Company who, in the course of working for the Company, learns of material non-public information about a subsidiary or other affiliate of the Company or a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material. Further, each such director, officer, other employee, agent or representative of the Company must take steps to prevent the inadvertent disclosure of material non-public information to unauthorized persons outside of the Company. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities.

While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

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financial performance, especially quarterly and year end results of operations, and significant changes in financial performance, conditions or liquidity;
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Company projections, forecasts and strategic plans;
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impending bankruptcy, changes to financial ratings or financial liquidity problems;
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the announcement, consummation or termination of a business combination, joint venture or similar transaction or news relating to such transactions;
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public or private offerings of debt or equity securities;
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the incurrence of significant debt;
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stock splits or combinations or changes in Company dividend policies or amounts;
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significant changes in executive officers of the Company or the Company’s advisor;
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knowledge of a significant cyber security attack or breach; or
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actual or threatened significant litigation or developments in, or the resolution of, such litigation.

Information is considered “non-public” or “inside” if it has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Information is non-public until it has been “publicly disclosed,” meaning that it is published in such a way as to provide broad, non-exclusionary distribution of the information to the public. Examples of public disclosure include the filing with the SEC of an Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K or the issuance of a press release. By contrast, information would likely not be considered widely disseminated if it is available only to those affiliated with the Company, such as its officers or directors, or if such information is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Publicly disclosed information generally can be considered broadly disseminated two full business days after it is publicly disclosed. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material, non-public information.

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Under SEC rules, except in limited circumstances, the prohibition against trading while in possession of material, non-public information is true regardless of whether the information is “used” or otherwise relied upon in making the decision to trade.

Pre-Clearance of Securities Transactions

Directors, officers and any other employee, agent or representative of the Company, together with their family members, may not engage in any transaction in the Company’s securities (including a gift, contribution to a trust or similar transfer) at any time without first obtaining pre-clearance of the transaction from a compliance officer responsible for administering and monitoring this insider trading policy (the “Compliance Officer”), who shall be appointed by the Company’s board of directors (the “Board”). A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

Blackout Periods

The period (each, a “Blackout Period”) beginning on the fifteenth day prior to the last day of the last calendar month of each calendar quarter and ending two complete business days following the date of public disclosure of the financial results for such quarter (e.g., filing of the Company’s Form 10-Q or Form 10-K) is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable federal and state securities laws. This sensitivity is due to the fact that directors, executive officers, agents or representatives will, during that period, often possess material, non-public information about the expected financial results of the Company for the quarter. Subject to certain limited exceptions set forth herein, no director, officer, other employee, agent or representative of the Company may directly or indirectly through any person acting on their behalf, trade in securities of the Company during a Blackout Period. During such quarterly blackout period, directors, officers, employees, agents and representatives of the Company generally possess or are presumed to possess material non-public information about the Company’s financial results. The Compliance Officer may waive the restriction if it determines such person does not possess material, non-public information.

From time to time, other types of material information regarding the Company (e.g., negotiation of mergers, acquisitions or dispositions or investigation and assessment of cybersecurity incidents) may be pending and not be publicly disclosed. While such material information is not publicly disclosed, the Company may impose special blackout periods during which all or some directors, officers, employees, agents and representatives are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the applicable directors, officers, employees, agents and representatives that are affected.

Exceptions to Insider Trading Policy

The Company’s insider trading policy does not apply to the exercise of an independent director stock option. The policy does apply, however, to the subsequent sale of any stock received upon the exercise of an option, as well as the sale of stock as part of a broker-assisted cashless exercise of an option or to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

In addition, the Company’s insider trading policy does not apply to purchases of Company stock under the Company’s distribution reinvestment plan (the “DRP”) resulting from the reinvestment of distributions paid on Company securities. The policy does apply, however, to elections to participate in the DRP or increases in the level of participation in the DRP. The policy also applies to sales of any Company stock purchased pursuant to the DRP.

The Board adopted this policy both to satisfy the Company’s obligation to prevent insider trading and to help all personnel associated with the Company avoid the severe consequences associated with violations of the insider trading laws. The failure of a director, officer, other employee, agent or representative of the Company to comply with the Company’s insider trading policy may subject him or her to sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law. Each individual must acknowledge that he or she has received a copy of the Company’s insider trading policy and has read and understands the Company’s insider trading policy by signing the Receipt and Acknowledgement attached hereto as Exhibit A, and returning the same to the Compliance Officer.

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EXHIBIT A

RECEIPT AND ACKNOWLEDGEMENT

I hereby acknowledge that I have received, carefully read and understand the “Insider Trading Policy” of IPC Alternative Real Estate Income Trust, Inc. dated November 13, 2023 and will comply in all respects with all such procedures to which I am subject. I understand that the Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy.

Signature Date

Name (please print)

VIOLATION OF THE INSIDER TRADING POLICY DESCRIBED ABOVE WILL RESULT IN SERIOUS DISCIPLINARY ACTION BY THE COMPANY AND/OR ITS SUBSIDIARIES, INCLUDING POSSIBLE DISMISSAL AND MAY RESULT IN CRIMINAL AND CIVIL PENALTIES. IF YOU HAVE ANY QUESTIONS ABOUT THESE POLICIES OR WHETHER YOU MAY BUY OR SELL ANY SECURITY AT A PARTICULAR TIME, PLEASE CONTACT THE COMPLIANCE OFFICER BEFORE YOU TAKE ANY ACTION WHICH MAY BE PROHIBITED.

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